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                                                                  Exhibit (a)(4)

                        COOPER RIVER PROPERTIES, L.L.C.
                          One Insignia Financial Plaza
                        Greenville, South Carolina 29602



                                 July 21, 1998


To:         The Limited Partners of
            Shelter Properties VI Limited Partnership

            Enclosed for your review and consideration are documents relating to an offer by Cooper River Properties, L.L.C. ("Cooper River") to purchase your units of limited partnership interest in Shelter Properties VI Limited Partnership for $475 in cash per unit. This offer will expire midnight, New York City time on August 17, 1998 (unless extended by Cooper River).

            Cooper River is an affiliate of the General Partner of the Partnership.

            THE ENCLOSED DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU DECIDE WHETHER TO SELL YOUR UNITS TO COOPER RIVER PURSUANT TO THIS OFFER.

            If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, Beacon Hill Partners, at (800) 854-9486.

            Thank you.

                                                Sincerely,


                                                Cooper River Properties, L.L.C.